Exhibit 99.1

Maris-Tech Ltd.

Israeli Company No. 51-413573-0

AMENDED AND RESTATED

2021 EQUITY INCENTIVE PLAN

1.	NAME AND PURPOSE

1.1	This Equity Incentive Plan, as amended from time to time, shall be known as the Maris-Tech Ltd. Amended and Restated 2021 Equity Incentive Plan (“ESOP”).

1.2	The ESOP is intended to provide an incentive to retain, in the employment or service or directorship of Maris-Tech Ltd. (“Company”) and its subsidiaries, persons of training, experience, and ability, to attract new employees, directors or consultants whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company pursuant to an equity incentive plan approved by the Board of Directors of the Company (“Board”).

2.	DEFINITIONS

All equity awards granted hereunder, whether together or separately, shall be referred to herein as “Awards”. Awards may include Options, Restricted Shares and Restricted Share Units. All options granted hereunder shall be referred to herein as “Options”. “Restricted Shares” means Ordinary Shares of the Company issued pursuant to an Award and subject to such vesting, forfeiture, repurchase, transfer and other restrictions as the Board or the Committee shall determine. “Restricted Share Units” or “RSUs” means bookkeeping units evidencing the right to receive, upon such terms and conditions as the Board or the Committee shall determine, one Share for each vested unit. Each person granted an Award hereunder shall be referred to as a “Grantee,” and each person granted Options hereunder shall also be referred to as an “Optionee”. “Award Agreement” means the written agreement, notice, grant instrument or other document evidencing an Award, in such form as the Board or the Committee shall approve from time to time.

3.	ADMINISTRATION OF THE ESOP

The Board or a compensation committee appointed and maintained by the Board for such purpose (“Committee”) shall have the power to administer the ESOP.

Without derogating from the generality of the foregoing, the Board or the Committee shall have full authority, subject to applicable law and the Company’s Articles of Association, as amended from time-to-time, to designate eligible Grantees, determine the type or types of Awards to be granted, including Options, Restricted Shares and RSUs, determine the terms and conditions of each Award, including vesting, forfeiture, repurchase, settlement, acceleration and tax withholding terms, and to prescribe, amend and rescind rules and procedures relating to the ESOP; provided, however, that to the extent the Company intends Awards to qualify for favorable tax treatment under Section 102 or Section 3(i) of the Ordinance, the Board or the Committee may impose such limitations on the form of settlement and payment as it deems necessary or advisable to preserve such treatment.

Notwithstanding the above, the Board shall at all times have oversight of the ESOP including final approval of all issues under the ESOP. Any action requiring approval of the shareholders of the Company under applicable law, regulation, Nasdaq rules or the Company’s constitutional documents shall also be subject to receipt of such approval.

4.	DESIGNATION OF PARTICIPANTS

4.1	The persons eligible for participation in the ESOP as recipients of Awards shall include any employees (including officers), directors and consultants of the Company or of any subsidiary of the Company. The grant of an Award hereunder shall neither entitle the recipient thereof to participate nor disqualify such person from participating in, any other grant of Awards pursuant to this ESOP or any other equity incentive or share plan of the Company or any of its affiliates.

4.2	To the extent applicable and anything in the ESOP to the contrary notwithstanding, all grants of Awards to directors and office holders or other persons of interest shall be authorized and implemented only in accordance with the provisions of any law, regulations or rule applicable to the Company, including any approval requirement of the Board, the Committee and/or the shareholders of the Company.

5.	TRUSTEE

The national annexes shall apply to appointment of trustees to hold Awards for the Grantees, if applicable.

6.	SHARES RESERVED FOR THE ESOP; RESTRICTION THEREON

6.1	Subject to adjustments as set forth in Section 8, Awards with respect to up to such number of ordinary shares of the Company as shall be determined by resolution of the Board from time to time (the “Shares”) may be issued under the ESOP. Shares underlying Awards that expire, are canceled, forfeited, or withheld by the Company for payment of an exercise price or tax withholding obligations, reacquired by the Company pursuant to repurchase rights or otherwise terminate without the issuance of all of the Shares subject thereto, shall automatically again become available for grant under the ESOP, and such increase shall not be deemed an amendment to this Plan. The Shares shall bear such rights and restrictions as set forth under the Company’s Articles of Association, as currently in effect and as may from time to time be amended or replaced in accordance with the Companies Law,5759-1999 (“Companies Law”), without the consent of any Grantee (notwithstanding anything else here to the contrary). Any of such Shares which may remain unissued and which are not subject to outstanding Awards at the termination of the ESOP shall cease to be reserved for the purpose of the ESOP, but until termination of the ESOP the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the ESOP.

6.2	Each Award granted pursuant to the ESOP, shall be evidenced by an Award Agreement between the Company and the Grantee, in such form as the Board or the Committee shall from time to time approve. Each Award Agreement shall state, as applicable, the number of the Shares to which the Award relates, the type of Award granted thereunder, the purchase price per Share (if any), the vesting schedule, the conditions to which such Award shall become vested, exercisable or settled, and such other terms and conditions as the Board or the Committee may determine. Awards may be granted at any time after this ESOP has been approved by the Company, subject to any further approval or consent required under any applicable law.

7.	PURCHASE PRICE

The purchase price, if any, of each Share subject to an Option or Restricted Share Award granted under the ESOP, or any portion thereof, shall be determined by the Board or the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Unless otherwise specifically set forth under the applicable Award Agreement, the purchase price shall be payable in a form satisfactory to the Board or the Committee, including without limitation, by cash, cheque, wire transfer, net exercise, broker-assisted exercise or any other method permitted by applicable law. RSUs may be granted with no purchase price or with such other payment terms as may be determined by the Board or the Committee and set forth in the applicable Award Agreement; provided, however, that unless otherwise approved by the Board based on specific tax advice, RSUs shall be settled only in Shares and not in cash.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, a Grantee’s rights with respect to Awards under the ESOP shall be adjusted or treated as hereafter provided:

8.1	If the Company is separated, reorganized, merged, acquired or consolidated with or into another corporation, or if there occurs a Change in Control or other strategic transaction, including a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, while Awards remain outstanding under the ESOP, then, subject to any applicable law and any approval required thereunder, the Board may resolve, in its sole discretion, that any or all outstanding Awards shall be accelerated, assumed, substituted, continued, canceled in exchange for consideration, or otherwise treated in such manner as the Board deems appropriate; provided, however, that to the extent necessary or advisable to preserve the intended tax treatment of Awards under Section 102 or Section 3(i) of the Ordinance, Awards shall be settled in Shares rather than cash except if cash consideration is required by the terms of the transaction and approved by the Board based on specific tax advice. For purposes of the foregoing, the Board may determine that the vesting period defined in each Grantee’s Award Agreement shall be accelerated in whole or in part so that any unvested Award shall become vested in full or in part prior to the effective date of such transaction (or any other date as shall be resolved by the Board).

8.2	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event of the Company, then in such event only and as often as the same shall occur, the number, class and kind of shares (including Shares issuable pursuant to the ESOP, as set forth in § 6 hereof, in respect of which Options have not yet been exercised) subject to this ESOP or subject to any Options therefore granted, and the purchase prices of the Options, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate purchase price of the Options.

8.3	(A) If all or substantially all of the shares of the Company are to be sold, if all or substantially all of the assets of the Company and its subsidiaries taken as a whole are to be sold, transferred, licensed exclusively or otherwise disposed of, or upon a merger, reorganization, consolidation or similar transaction (including any transaction whereby the Company is not the surviving entity) (each such event, an “M&A Transaction”), the Shares of the Company, or any class thereof, and/or outstanding Awards may be exchanged for or converted into securities or other property of another person or entity, then in such event, subject to applicable law and the terms determined by the Board, either (i) the outstanding Awards issued pursuant to this Plan may be accelerated, adjusted, canceled, assumed, substituted or settled (as provided in Clause B below and/or Section 8.1 above), and each Grantee shall be obliged to sell, assign, exchange or otherwise transfer, in accordance with the value of such Grantee’s Shares and/or Awards pursuant to such transaction, the Shares and/or Awards held by such Grantee under the ESOP, and/or (ii) any outstanding Shares and Awards held by a Grantee pursuant to this Plan shall be exchanged into or converted into securities or other property of the successor corporation or other acquiror following such transaction, in each case in accordance with any instructions then to be issued by the Board whose determination shall be final, and which may authorize any officer of the Company to execute such instructions on behalf of the Grantee.

(B) The Board or Committee may decide in its sole discretion that any outstanding Award may not continue following any of the transactions specified in this § 8.3 and shall be automatically canceled, expired, converted, assumed, substituted or settled, in each case on such terms as the Board or Committee shall determine and subject to applicable law. In consideration for the expiration, cancellation, settlement or other termination of any Award, the Grantee shall be entitled to receive payment or other consideration, if any, equal to such amount as shall be determined by the Board in connection with the relevant transaction, taking into account, as applicable, the excess value of the Shares subject to such Award over the applicable exercise or purchase price, any applicable vesting conditions and the form of consideration payable in the relevant transaction; provided, however, that to the extent necessary or advisable to preserve the intended tax treatment of Awards under Section 102 or Section 3(i) of the Ordinance, such consideration shall be payable in Shares or other equity securities rather than cash, except if cash consideration is required by the terms of the transaction and approved by the Board based on specific tax advice. Each Grantee, upon executing an Award Agreement, shall be deemed to have authorized the Company and each of its officers and to have granted the Company and each of its officers an irrevocable power of attorney to execute on such Grantee’s behalf such instruments and documents mentioned in this § 8.3, inter alia, through the Proxy. The Company and its shareholders shall each be deemed a third-party beneficiary of this § 8.3 with rights to enforce same against the Grantee.

9.	TERM, VESTING, EXERCISE AND SETTLEMENT OF AWARDS

9.1

Restricted Shares. Restricted Shares may be issued for such consideration, if any, and subject to such vesting conditions, forfeiture conditions, repurchase rights, escrow or lock-up arrangements, legends and other restrictions as the Board or the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such restrictions may include time-based vesting, performance-based vesting or a combination thereof. Certificates representing unvested Restricted Shares, if any, may bear appropriate legends and may be held in escrow by the Company, the Trustee or a third party escrow agent, and uncertificated Restricted Shares may be subject to stop-transfer instructions and book-entry notations, until the applicable restrictions lapse. Unless otherwise determined by the Board or the Committee and set forth in the applicable Award Agreement, any unvested Restricted Shares that cease to vest as a result of termination of service or employment, or any Restricted Shares for which any purchase price remains unpaid when due, shall automatically be forfeited, transferred to, redeemed, repurchased or canceled by the Company, as applicable and to the extent permitted by law, without further action by the Grantee, and the Grantee shall have no further rights with respect thereto.

During the applicable restricted period, a Grantee holding Restricted Shares shall have only such voting rights, dividend rights and other incidents of ownership as are expressly set forth in the applicable Award Agreement or as otherwise determined by the Board or the Committee; provided, however, that any securities or other property received with respect to Restricted Shares by reason of any share split, share dividend, combination of shares or similar event shall, unless otherwise determined by the Board or the Committee, remain subject to the same vesting, forfeiture and other restrictions as the underlying Restricted Shares.

9.2

Restricted Share Units (RSUs). RSUs may be granted upon such terms and conditions as the Board or the Committee shall determine and as shall be set forth in the applicable Award Agreement. Each vested RSU shall entitle the Grantee to receive one Share, as determined by the Board or the Committee and permitted by applicable law; provided, however, that unless otherwise approved by the Board based on specific tax advice, RSUs shall not be cash-settled.

A Grantee shall have no voting rights, dividend rights or other rights of a shareholder with respect to Shares underlying RSUs unless and until such Shares are actually issued upon settlement of the vested RSUs. Settlement of vested RSUs shall occur at such time or times as shall be set forth in the applicable Award Agreement, subject to applicable law and tax rules

9.3	Options. Options shall be exercised by the Grantee by delivering written notice to the Company, in such form and method as may be determined by the Company and the Trustee, which exercise shall be effective upon receipt of such notice by the Company at its principal office and the applicable payment of the exercise price of the exercised Options. The notice shall specify the number of Shares with respect to which the Option is exercised.

9.4	Vesting of Awards may be time-based, performance-based, market based or a combination thereof, in the discretion of the Committee and the Board. Unless otherwise prescribed by the Committee or the Board and specified in the applicable Award Agreement, an Option Award will not be exercisable before the second anniversary of the date of grant, with respect to 50% of the Shares subject to the Award, and with respect to an additional 25% of the remaining Shares subject to the Award, after each of the third and fourth anniversaries of the date of grant, respectively. Restricted Shares and RSUs shall vest on such schedule and subject to such conditions as shall be determined by the Committee or the Board and specified in the applicable Award Agreement. The Board shall have the exclusive authority, subject to applicable law, to accelerate the vesting, exercisability or settlement of any Award or set different terms for exercise, vesting or settlement of any Award.

9.5	Subject to the provisions of § 9.9 below, no Award shall be exercisable after the expiration of ten (10) years from the “Date of Grant” (i.e., the date on which such Grantee was issued the applicable Award Agreement) (“Expiration Date”); and then such Awards, or such unexercised part thereof, as the case may be, shall terminate and all interests and rights of the Grantee thereunder shall automatically and conclusively expire. Restricted Shares and RSUs shall have such term, vesting and settlement dates as shall be set forth in the applicable Award Agreement.

9.6	Unless otherwise determined by the Board or the Committee and subject to applicable law, Awards granted under the ESOP shall not be transferable by Grantees other than by will or laws of descent and distribution and, during a Grantee’s lifetime, shall be exercisable or settled only by that Grantee; provided, however, that Restricted Shares may be transferred to the Company in accordance with the applicable repurchase, forfeiture or similar restrictions contained in the applicable Award Agreement.

9.7	The Awards may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Awards become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of § 9.9 below and unless the Board or Committee resolves otherwise, the Grantee is an employee of the Company or any of its subsidiaries or continuing to provide services to such entities, at all times during the period beginning with the granting of the Award and ending upon the date of exercise. Restricted Shares and RSUs shall remain subject to the vesting, settlement, forfeiture, repurchase and other terms set forth in the applicable Award Agreement and this ESOP.

9.8	Subject to the provisions of § 9.9 below, in the event of termination of Grantee’s employment with the Company or any of its subsidiaries, or, if applicable, the termination of services given by the Grantee to the Company or any of its subsidiaries, all unvested Awards granted to such Grantee shall immediately expire, terminate or be forfeited, as applicable, unless otherwise provided in the applicable Award Agreement or determined by the Board or the Committee in accordance with applicable law. A notice of termination of employment or services shall be deemed to constitute termination of employment or services.

9.9	Notwithstanding anything to the contrary in § 9.8 above and unless otherwise prescribed by the Committee or the Board and specified in the applicable Award Agreement, an Award may remain outstanding after the date of termination of a Grantee’s service or employment with the Company or any subsidiary of the Company only to the extent vested and unexpired at the time of such termination, according to the vesting, settlement and expiration provisions set forth in this ESOP or under a different period prescribed by the Committee or by the Board and specified in the Grantee’s Award Agreement, provided however, that;

9.9.1	such termination is without Cause (as defined below) in which case the Award shall remain exercisable or, if applicable, settleable, within not more than 90 days from the effective date of such termination; or

9.9.2	such termination is the result of death or disability of the Grantee, in which case the Award shall remain exercisable or, if applicable, settleable, within 12 months from the effective date of such termination.

The term “Cause” shall mean: (i) conviction of any felony involving moral turpitude or otherwise affecting to the detriment the Company or the subsidiaries; (ii) any refusal to carry out a reasonable directive of the CEO or the Board which involves the business of the Company or its subsidiaries and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its subsidiaries or other malicious behavior against the Company or its subsidiaries or against the State of Israel; (iv) any breach of the Grantee’s fiduciary duties or duties of care to the Company or any subsidiary, including, without limitation, disclosure of confidential information of such entity or breach of a non-compete provision of the engagement agreement of such Grantee; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company or any subsidiary.

9.10	With respect to vested Restricted Shares, the Board or the Committee may determine in the applicable Award Agreement whether such Shares shall remain outstanding after termination, continue to be subject to transfer restrictions, or become subject to repurchase rights. With respect to vested RSUs, unless otherwise provided in the applicable Award Agreement, settlement shall occur within ninety (90) days following the applicable vesting date or termination date, as determined by the Board or the Committee and subject to applicable law and tax rules; provided, however, that unless otherwise approved by the Board based on specific tax advice, such settlement shall be made solely in Shares and not in cash.

Notwithstanding anything to the contrary herein, the Board or the Committee may, subject to applicable law and the terms of the applicable Award Agreement, waive forfeiture conditions, extend exercise periods for vested Options, provide for post-termination vesting or settlement, or accelerate vesting or settlement of Awards in whole or in part.

9.11	Neither the ESOP nor any Award Agreement with the Grantee shall impose any obligation on the Company or a subsidiary thereof, to continue to hold any Grantee in its services, or the hiring by the Company of the Grantee’s services and nothing in the ESOP or in any Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or a subsidiary thereof or restrict the right of the Company or a subsidiary thereof to terminate such employment or service hiring at any time.

9.12	The holders of Awards shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise or settlement of any Award unless and until, following exercise, issuance or settlement, as applicable, registration of the Grantee as holder of such Shares in the Company’s register of members; provided, however, that the Board or the Committee may determine in the applicable Award Agreement the extent, if any, to which a holder of Restricted Shares shall have voting rights, dividend rights or other rights as a shareholder prior to vesting.

9.13	Any form of Award Agreement authorized pursuant to this ESOP may contain such other provisions as the Board may, from time to time, deem advisable, including provisions relating to vesting, settlement, deferral, tax withholding, clawback, recoupment, holding periods, lock-ups, repurchase rights, rights as a shareholder, and compliance with applicable law and stock exchange rules.

9.14	The Company’s obligation to issue or transfer Shares, or to settle any Award in Shares, upon exercise, vesting or settlement of an Award granted under the Plan is expressly conditioned, if so required under applicable law, as supported by the opinion of the Company’s counsel, upon the following terms: (a) the Company’s completion of any registration or other qualifications of such Shares under any applicable law, rulings or regulations or (b) representations and undertakings by the Grantee (or such Grantee's legal representative, heir or legatee, in the event of the Grantee's death) to assure that the issuance, sale or other disposition of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Grantee (or Grantee's legal representative, heir, or legatee): (a) is acquiring such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares, or in the records of the Company or any transfer agent with respect to uncertificated Shares, a legend or notation setting forth (i) any representations and undertakings which such Grantee has given to the Company or a reference thereto, (ii) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of any applicable laws and regulatory agencies, and (iii) any other legend deemed reasonably necessary or appropriate by the Company, including any limitation on sale of Shares.

10.	ASSIGNABILITY AND SALE OF OPTIONS

No Award, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect thereto given to any third party whatsoever, except as otherwise expressly permitted under this ESOP, the applicable Award Agreement or applicable law, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase, receive or settle Shares hereunder shall be exercisable or enforceable only by the Grantee.

11.	TERM, AMENDMENTS OR TERMINATION OF THE ESOP

11.1	The ESOP shall become effective on the date when it is adopted by the Board and shall terminate at the end of ten years from such day of adoption provided, however, that Awards theretofore issued under an applicable Award Agreement may extend beyond such date in accordance with their terms.

	11.2	The Board may, at any time and from time to time, amend, alter or discontinue the ESOP, except that no amendment or alteration shall be made which would materially impair the rights of the holder of any outstanding Award, if and to the extent such rights are specifically set forth under the applicable Award Agreement, without such Grantee's consent, unless such amendment is required to comply with applicable law, regulation, tax rules or stock exchange requirements, including with respect to Section 102 or Section 3(i) of the Ordinance or any successor, replacement or amended tax regime.

12.	GOVERNING LAW & JURISDICTION

12.1	The ESOP shall be subject to all applicable laws, rules, and regulations, of any State having jurisdiction over the Company and the Optionee, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.2	Options granted shall be granted in accordance with the applicable laws of each Optionee’s nationality state and with the terms and conditions set forth in its respective Option Agreement (as defined below) as prescribed by the Board or the Committee (as defined below). The Board is hereby empowered to create specific national annexes to this ESOP. In any discrepancy between the national annex and this ESOP, the annex shall govern as to the specific employee. Terms defined both in the ESOP and in a national annex shall have, as to an employee to which the national annex apply, the meaning ascribed to them in the national annex.

13.	TAX CONSEQUENCES

13.1	To the extent permitted by applicable law, any tax consequences arising from the grant, vesting, exercise, settlement or payment of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder shall be borne solely by the Grantee. The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, regulations, rulings and tax authority guidance including the withholding of taxes at source and any reporting obligations arising under Section 102 or Section 3(i) of the Ordinance, the Rules and any amendment, successor legislation or tax reform applicable thereto. Furthermore, the Grantee shall agree to indemnify the Company and the Trustee (where applicable) and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, report, remit, or to have withheld, any such tax from any payment made to the Grantee. Notwithstanding anything herein to the contrary, the Board may require that any Award intended to qualify for favorable treatment under Section 102 or Section 3(i) be settled solely in Shares if the Board determines that cash settlement could adversely affect such treatment.

13.2	The Company may set-off from any amount payable to a Grantee, including salary, fees, bonus, cash compensation, proceeds from the sale of Shares or any other amount payable by the Company or any of its affiliates, any tax amount the Company is charged with, even if charged with it in the future and may claim such amount from the Grantee even if it did not set it off.

13.3	Following the grant of Awards under the ESOP and in any case in which the Grantee shall cease to be considered a “Resident” of the jurisdiction in which such Grantee was previously considered a “Resident”, the Company and/or the Trustee may, if and to the extent that any applicable law, tax rule or tax authority guidance shall impose such obligation on the Company or the Trustee, withhold all applicable taxes from the Grantee, remit the amount withheld to the appropriate tax authorities and report to such Grantee the amount so withheld and paid to said tax authorities. The Board shall be authorized to adopt such procedures and impose such conditions as it deems necessary or advisable in order to comply with any cross-border tax, withholding, reporting or settlement obligations.

14.	NON-EXCLUSIVITY OF THE ESOP

14.1	The adoption of the ESOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the ESOP, and such arrangements may be either applicable generally or only in specific cases.

14.2	The terms of each Award may differ from other Awards granted under the ESOP at the same time, or at any other time. The Committee or the Board may also grant more than one Award to a given Grantee during the term of the ESOP, in addition to one or more Awards previously granted to that Grantee.

ISRAELI ANNEX

1.	NAME AND PURPOSE

This annex to the ESOP shall be named the Israeli annex and will apply to any grantee under the ESOP who is subject to the Israeli tax regime.

2.	DEFINITIONS

2.1	Awards granted to Israeli Grantees under the ESOP may or may not contain such terms as will qualify such Awards for the special tax treatment under Section 102(b) of the Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time (the “Ordinance”), the Income Tax Rules (Tax Benefits in Share Issuances to Employees), 2003, as amended from time to time (the “Rules”), and any circular, ruling, guidance, tax authority position or successor legislation applicable thereto, including any tax reform affecting the grant, vesting, exercise or settlement of equity awards (“102 Awards”).

2.2	“3(i) Award” means an Award granted under the terms of Section 3(i) of the Ordinance, or any successor provision, to persons who do not qualify as “employees” under the provisions of Section 102.

2.3	“102(b) Track Election” means the right of the Company to elect the applicable tax track for 102(b) Awards, whether the “Capital Track” (as set under Section 102(b)(2)), or the “Ordinary Income Track” (as set under Section 102(b)(1)), in each case subject to the provisions of Section 102(g) of the Ordinance and any applicable amendment, tax authority guidance or successor regime.

2.4	“102(b) Award” means an Award intended to qualify, under the provisions of Section 102(b) of the Ordinance (including the Section 102(b) Track Election), as either:

2.4.1	“102(b)(2) Award” for the special tax treatments under the “Capital Track”, or

2.4.2	“102(b)(1) Award” for the special tax treatments under the “Ordinary Income Track”.

2.5	“Other 102 Award” means an Award granted under the terms of Section 102 of the Ordinance, excluding Section 102(b) Awards.

3.	ADMINISTRATION OF THE ESOP

Subject to the provisions of applicable law and the Company’s Articles of Association, the Board or the Committee shall also have full power and authority to: (vi) designate Awards as 102(b)(1) Awards, 102(b)(2) Awards, Other 102 Awards or 3(i) Awards; (vii) make a 102(b) Track Election (subject to the limitations set under Section 102(g) of the Ordinance); and (viii) adopt such procedures, restrictions and settlement mechanics with respect to Awards, including Restricted Shares and RSUs, as may be necessary or desirable to comply with Section 102, Section 3(i), the Rules and any applicable amendment, tax reform, ruling or guidance, including by limiting Awards to share settlement only where the Board determines that cash settlement could adversely affect the intended tax treatment of such Awards.

4.	DESIGNATION OF PARTICIPANTS

To the extent applicable and anything in the ESOP to the contrary notwithstanding, all grants of Awards to directors and office holders (as such terms are defined in the Israeli Companies Law) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time.

5.	TRUSTEE

5.1	The 102(b) Awards which shall be granted to Grantees and/or any Shares issued upon exercise, vesting or settlement of such Awards and/or any other Shares, rights or other property received subsequently following any realization of rights resulting from a 102(b) Award or rights resulting from Shares issued upon exercise, vesting or settlement of a 102(b) Award, shall be issued to a Trustee nominated by the Board and approved in accordance with the provisions of Section 102 of the Ordinance (“Trustee”). The Board shall determine and approve the terms of engagement of the Trustee and shall be authorized to designate from time to time a new Trustee and replace any existing Trustee at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Awards, Shares and related rights held by such Trustee at such time to its successor. The 102(b) Awards and/or any Shares issued upon exercise, vesting or settlement of such Awards will be held by the Trustee for the benefit of the Grantees for a period of not less than the minimum period permitted by applicable law without disqualifying such 102(b) Awards from treatment under Section 102(b) of the Ordinance. The Trustee will hold such Awards, Shares or other property in accordance with the provisions of the Ordinance and the Rules promulgated thereunder, the trust agreement and any other instructions the Board may issue to the Trustee from time to time (so long as they do not contradict the Ordinance and the Rules promulgated thereunder). Thereafter, the Trustee will transfer the Awards, Shares or other property, as the case may be, to the Grantees upon a Grantee’s demand, subject to any deduction or withholding required under the Ordinance, the Rules or any other applicable law; provided, however, that unless otherwise approved by the Board based on specific tax advice, Awards intended to qualify as 102 Awards shall be settled only in Shares and not in cash.

5.2	Anything to the contrary notwithstanding, the Trustee shall not release any Award which was not already exercised, vested or settled into Shares, or release any Shares issued upon exercise, vesting or settlement of such Award, prior to the full payment of the Grantee’s tax liabilities arising from such Awards and/or any Shares issued upon exercise, vesting or settlement thereof.

5.3	Upon receipt of an Award, and as a condition to the validity thereof (which shall become of no value or power in case the applicable Award Agreement was rescinded or otherwise cancelled or if such Award Agreement was not signed, if signature is required), the Grantee will sign an Award Agreement (as defined in §6.2 below) and the Grantee shall be deemed to have exempted the Trustee and the Company from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ESOP, or any Award or Share granted to such Grantee thereunder.

5.4	Subject to applicable law, the Board shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) do not adversely affect any rights of Grantee under any valid and outstanding Award, which are expressly provided for in the respective Award Agreement with such Grantee, or (ii) is necessary or desirable in the light of any change or replacement of Section 102 of the Ordinance.

5.5	Any and all rights resulting from the 102(b) Awards and/or any Shares issued upon exercise, vesting or settlement of such Awards and/or any other Shares, rights or property received subsequently following any realization of rights resulting from a 102(b) Award, shall be issued or distributed, as the case may be, to the Trustee and held thereby. Such rights will not be sold or transferred until the lapse of the minimum period permitted by applicable law, and such rights shall be subject to the taxation track which is applicable to such Shares issued pursuant to the exercise, vesting or settlement of Awards hereunder. Notwithstanding the aforesaid, Shares issued pursuant to the exercise, vesting or settlement of 102(b) Awards hereunder or rights resulting from such 102(b) Awards may be sold or transferred, and the Trustee may release such Shares, rights or the applicable Award from trust, prior to the lapse of the minimum period permitted by applicable law, provided however, that tax is paid or withheld in accordance with Section 102 of the Ordinance and/or Section 7 of the Rules, and/or any other relevant provision of the Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, as may be applicable from time to time.

5.6	With respect to all Shares (as distinguished from Awards not yet exercised, vested or settled into Shares) issued upon the exercise, vesting or settlement of Awards held by the Grantee, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares issued to the Trustee on behalf of a Grantee upon exercise, vesting or settlement of a 102(b) Award are held by the Trustee, the Trustee shall be deemed to have given an irrevocable proxy to Mr. Israel Bar to vote such Shares, and the cash dividends paid with respect thereto may be paid directly to the Grantee, all subject to the provisions of applicable law and § 5.2 above. For the avoidance of doubt, any proxy required pursuant to § 9.2 shall apply solely during such period in which the applicable 102(b) Award and/or the Shares issued upon exercise, vesting or settlement thereof are deposited with or held by the Trustee, and no proxy shall be required under this Annex with respect to any 3(i) Award or any Shares issued upon exercise, vesting or settlement thereof, unless such Award and/or Shares are expressly required by the applicable Award Agreement to be deposited with or held by the Trustee. Nothing herein shall require the Company to grant dividend equivalent rights with respect to RSUs unless expressly set forth in the applicable Award Agreement.

6.	SHARES RESERVED FOR THE ESOP; RESTRICTION THEREON

6.1	Each Award Agreement shall state the number of Shares to which the Award relates, the type of Award granted thereunder (whether a 102(b)(1) Award, 102(b)(2) Award, Other 102 Award or a 3(i) Award), the purchase price per Share, if any, the vesting schedule, the settlement timing (if applicable) and the conditions upon which such Award shall become exercisable, vested or settled. Awards may be granted at any time after this ESOP has been approved by the Company, subject to any further approval or consent required under Section 102 of the Ordinance or the Rules, in the case of 102(b) Awards, and other applicable law. To the extent the Company intends an Award to qualify for favorable treatment under Section 102 or Section 3(i), the applicable Award Agreement may provide that such Award shall be settled solely in Shares and not in cash.

6.2	Each Award Agreement evidencing 102(b) Awards shall include (i) an approval and acknowledgment by the Grantee of the agreement of the Company with the Trustee (as may be amended from time to time), (ii) a declaration that the Grantee is familiar with the provisions of Section 102, the applicable tax track and any applicable tax reform, rules or guidance, and (iii) an undertaking not to sell or transfer the Awards and/or the Shares issued pursuant to the exercise, vesting or settlement of Awards prior to the lapse of the period in which the Awards and/or such Shares are held in trust, unless the Grantee pays all taxes which may arise in connection with such sale and/or transfer (as provided in § 5.5 above)

7.	PURCHASE PRICE

N/A

8.	ADJUSTMENTS

N/A

9.	TERM, VESTING, EXERCISE AND SETTLEMENT OF AWARDS

9.1	The holders of Awards shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable or issuable upon the exercise, vesting, or settlement of any Award unless and until, following exercise, vesting or settlement, registration of the Grantee as holder of such Shares in the Company’s register of members, but in case of Awards and Shares held by the Trustee, subject always to the provisions of Section 5 of the ESOP.

9.2	No Shares will be issued upon the exercise, vesting, or settlement of any 102(b) Award unless and until the Grantee shall have executed and delivered a proxy in the form decided by the Trustee, or such other form as the Board or the Committee may designate from time to time, to the Trustee, pursuant to which the Grantee shall authorize and empower the person designated in such Proxy to vote such Shares and exercise or waive any and all rights thereunder, and to authorize a sale or exchange in accordance with the provisions of the ESOP (“Proxy”); provided, however, that such Proxy shall apply solely during such period in which the applicable Award and/or the Shares issued upon exercise, vesting or settlement thereof are deposited with or held by the Trustee, and shall automatically expire immediately upon the earlier of (i) the release of such Award and/or Shares from the Trustee, or (ii) the transfer of such Award and/or Shares by the Trustee in accordance with the ESOP and applicable law. For the avoidance of doubt, no Proxy shall be required under this Section 9.2 with respect to any 3(i) Award or any Shares issued upon exercise, vesting or settlement thereof, unless such Award and/or Shares are expressly required by the applicable Award Agreement to be deposited with or held by the Trustee. The person designated in such Proxy shall have no liability to any Grantee, and each Grantee upon acceptance of an Award shall be deemed to have waived any right or claim against the person designated in such Proxy and release such person from any liability, if any, to such Grantee, for any loss or damage of any kind which may occur to such Grantee as a result of any act or omission of the person designated in such Proxy in such person’s capacity as proxy, and to the extent that the Grantee may have any such right or claim (including in case of conflict of interest), the Grantee shall be deemed to have waived it.

10.	ASSIGNABILITY AND SALE OF OPTIONS

As long as Shares are held by the Trustee in favor of the Grantee pursuant to Section 102(b) or any other express trust arrangement set forth in the applicable Award Agreement, then all rights the latter possesses over such Shares are personal and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution, all subject to the provisions of Section 102, Section 3(i), the Rules and any applicable trust arrangement. For the avoidance of doubt, no provision of this Section 10 shall, in and of itself, require any 3(i) Award or any Shares issued upon exercise, vesting or settlement thereof to be deposited with or held by the Trustee.

11.	TERM, AMENDMENTS OR TERMINATION OF THE ESOP

N/A

12.	GOVERNING LAW & JURISDICTION

As to Optionees subject to this annex, this ESOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel, shall have sole jurisdiction in any matters pertaining to this ESOP.

13.	TAX CONSEQUENCES

13.1	To the extent permitted by applicable law, any tax consequences arising from the grant, vesting, exercise, settlement or payment of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, the Trustee or the Grantee) hereunder shall be borne solely by the Grantee. The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, regulations, rulings and tax authority guidance, including the withholding of taxes at source and any reporting obligations. Furthermore, the Grantee shall agree to indemnify the Company and the Trustee (where applicable) and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, report, remit, or to have withheld, any such tax from any payment made to the Grantee. Notwithstanding anything herein to the contrary, the Board may require that any Award intended to qualify for favorable treatment under Section 102 or Section 3(i) be settled solely in Shares if the Board determines that cash settlement could adversely affect such treatment.

13.2	The Trustee shall not be required to release any Share certificate or uncertificated Share position issued upon exercise, vesting or settlement of a 102 Award to a Grantee until all required payments, tax withholding and reporting obligations have been fully satisfied. For the avoidance of doubt, this Section 13.2 shall apply to a 3(i) Award only if and to the extent such Award or the Shares issued upon exercise, vesting or settlement thereof are expressly required by the applicable Award Agreement to be deposited with or held by the Trustee.

14.	NON-EXCLUSIVITY OF THE ESOP

N/A